PHARMACEUTICALFORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2002

To Our Stockholders:

           You are cordially invited to attend our 2002 Annual Meeting of Stockholders. It will be held at our offices in Edison, 460 Plainfield Avenue, Edison, New Jersey on December 4, 2002, at 2:00 p.m. local time. The following items of business will be discussed and voted on at the meeting:

1.	The election of five members to the Board of Directors for a term of one year to serve until their respective successors are elected and qualified;

2.	The ratification of the selection of BDO Seidman, LLP as our independent auditors for the year ending December 28, 2002; and

3.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

           Only stockholders of record at the close of business on November 6, 2002 are entitled to notice of the meeting and to vote at the meeting or any adjournments.

           A proxy statement and proxy are enclosed. You are urged to sign, date and return the proxy promptly in the enclosed addressed envelope. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our Fiscal 2002 Annual Report.

Dolores Scotto, Secretary

Edison, New Jersey
November 12, 2002

PROXY STATEMENT

PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

Purpose

           The 2002 Annual Meeting of Pharmaceutical Formulations, Inc. will be held on Wednesday, December 4, 2002, for the purposes and at the time and location set forth in the attached notice of annual meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors of the Company in connection with the Annual Meeting or any postponement or adjournment of the meeting.

Who Can Vote

           You are entitled to vote at the Annual Meeting or any adjournment if you were a holder of record of Pharmaceutical Formulations, Inc. common shares at the close of business on November 6, 2002, the record date for the Annual Meeting. Your shares can be voted only if you or a person holding your proxy is present at the meeting.

Shares Outstanding

           The only securities entitled to vote at the Annual Meeting are our common shares, $.08 par value per share. On November 6, 2002, there were 85,317,612 common shares outstanding. To our knowledge, no person owned beneficially more than 5% of the outstanding common shares except as otherwise noted on pages 10-11.

Voting of Shares

           Each share represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. You may vote in person or by proxy. There are no cumulative voting rights.

Voting by Proxy

           If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy/voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

           If you do not wish to have our proxies vote your shares, you may designate one or more persons to act as your proxy instead of those persons designated on the proxy card. To give another person authority, strike out the name or names appearing on the enclosed proxy card, insert the name or names of another person or persons and deliver the signed card to such person or persons. The persons designated by you must present the signed proxy card at the meeting in order for your shares to be voted.

           If shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder in accordance with the record holder's requirements in order to ensure the shares are properly voted.

Mailing Date

           This proxy statement, the accompanying form of proxy and the notice of Annual Meeting are being sent or given to you and the other shareholders of the Company on or about November 15, 2002.

Required Votes

           A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of our outstanding shares. Under the Delaware General Corporation Law, any corporate action, other than the election of directors, must be authorized by a majority of the votes cast, except as otherwise required by such law or our Certificate of Incorporation with respect to a specific proposal, and the five nominees for the five directorships being voted on receiving the highest number of votes will be elected as directors.

           ICC Industries Inc. (ICC), an affiliate of ours with an address of 460 Park Avenue, New York, NY, owns 74,488,835 shares (approximately 87.4% of the total number of shares outstanding). Accordingly, ICC can appoint the entire board of directors, ratify the selection of BDO Seidman, LLP to audit our financial statements, and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to approve all proposals set forth in this Proxy Statement and vote in favor of the election of all nominated directors.

Tabulation of Votes

           Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners (so called "broker nonvotes"), such non-voted shares will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote. Such shares will, however, be counted as "present" for determining a quorum.

           In situations where the approval of a specified percentage of our outstanding shares is required for passage of a proposal, an abstention or a broker non-vote will have the same practical effect as a vote cast against the proposal.

Revocation of Proxy

           To revoke your proxy instructions, you must advise PFI's Secretary in writing before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, you should revoke or amend your prior instructions in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Stockholders List

           A list of our stockholders will be available for inspection for any purpose germane to the meeting during normal business hours at our offices at least ten days prior to the Annual Meeting.

Your vote is important. Please sign, date and return your proxy card so that a quorum may be represented at the meeting.

PROPOSAL NO.1

ELECTION OF DIRECTORS

           Each nominee to the Board of Directors will serve until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at five members. According to our By-Laws and the Certificate of Incorporation, the size of the Board is set by action of a majority of the whole Board of Directors. ICC has advised us that it plans to nominate members to the Board of Directors from time to time, in accordance with the laws of the State of Delaware and our By-Laws. Nominees to the Board of Directors can be effectively chosen by ICC, as majority stockholder.

           Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Balram Advani, Ray W. Cheesman, James C. Ingram, Steve Jacoff and John L. Oram (or for substitute nominees in the event of contingencies not known at present). Information is furnished below with respect to all nominees.

           Each of the nominees named below has served as a director during fiscal year 2002, which ended on June 29, 2002. Information with respect to the principal occupation or employment of each nominee, the name and principal business of the corporation or other organization in which such person's occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to us by the nominee.

           The Board of Directors unanimously recommends that the stockholders vote FOR the election as directors of the nominees listed below. If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced within legal limits. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

•	BALRAM ADVANI, age 59, has been President of ADH Health Products, which specializes in custom formulations and contract manufacturing of dietary supplements and nutritional products, since 1976. He was elected a Director in October 2001.

•	RAY W. CHEESMAN, age 71, has been a director of the Company since July 1993 and was a consultant to KPMG Peat Marwick LLP, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

•	JAMES C. INGRAM, age 61, has been the Company's President, Chief Operating Officer and a director of the Company since October 2000. Prior to joining the Company, he was Vice President of K.S.H. Corporation from 1986-1989, Vice President of Goodson Polymer Corp. from 1989-1991 and Executive Vice President of Primex Plastics Corp., a subsidiary of ICC, from 1991-1996.

•	STEVE JACOFF, age 69, was the founder and has been the President of Staff Medical Supply Inc., which is a professional pharmacy and medical supply company, since 1957; he established and operated Prescription Pharmacy Group and Prescription Centers Inc., which consisted of nine pharmacies, from 1964 until 1988. He was elected a Director in October 2002.

•	JOHN L. ORAM, age 58, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995 and Chief Executive Officer in February 2000. Mr. Oram has been President and Chief Operating Officer of ICC since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (1952) Ltd., an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries Limited, a company spun-off from Electrochemical Industries and listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

Compensation of Directors; Board Meetings

           Members of the Board of Directors who are not employees of the Company or representatives of ICC were compensated in fiscal 2002 at the rate of $5,000 per year, plus $500 for each meeting attended. In addition, each Director who is not an employee of the Company or a representative of ICC receives stock options on 10,000 shares and stock grants of 5,000 shares in each of their first three years on the Board. Members are also paid for special projects undertaken on our behalf and for actual expenses incurred in connection with their attendance at Board and Committee meetings.

           Our Board of Directors met four times during fiscal 2002. All of the directors attended at least 75% of the meetings of the Board and committees of which they are members in fiscal 2002.

Board Committees

           The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan and the Stock Incentive Committee constituted under the Company's 1997 Stock Incentive Plan.

           Audit Committee. The members of the Audit Committee during fiscal 2002 were Ray W. Cheesman and Steve Jacoff, who was elected to the committee in October 2001. The Audit Committee reviews the findings and reports of the independent certified public accountants and makes recommendations relating to the accounting controls, audit and financial statements of the Company. These include to meet with the Company's independent accountants at least annually to review the scope and results of the annual audit and review of the financial results, recommend to the Board the independent accountants to be retained by the Company, and receive and consider the accountants' comments as to internal controls, accounting staff, management performance and procedures performed and results obtained in connection with the audit. As the Company's stock is not quoted on the Nasdaq Stock Market or listed on any exchange, it is not obligated to meet the recently-adopted standards for audit committees required by such self regulatory organizations. The Board of Directors has not adopted a charter for the Audit Committee. Messrs. Cheesman and Jacoff meet the standards for independence as defined in Rule 4200(a)(15) of the listing standards of Nasdaq. The Audit Committee met two times in fiscal 2002.

           Compensation Committee. The members of the Compensation Committee are Ray W. Cheesman, James C. Ingram and John L. Oram. The Compensation Committee reviews compensation issues, approves salaries, reviews benefit programs for the executive officers, reviews and recommends incentive compensation (including stock compensation) plans and approves any employment contracts with, or other contractual benefits for, executive officers. It met two times in fiscal 2002.

           Stock Option and Stock Incentive Committees. The members of the Stock Option Committee and the Stock Incentive Committee are Ray W. Cheesman and John L. Oram. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met two times during fiscal 2002. The Stock Incentive Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1997 Stock Incentive Plan. It met two times during fiscal 2002.

EXECUTIVE COMPENSATION

Report of the Compensation Committee and Stock Option and Stock Incentive Committees on Compensation of Executive Officers of the Company*

__________________

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

           Compensation Philosophy. Our philosophy for compensation of executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and performance in achieving corporate goals. We do not determine compensation based on any specific formulas, targets or weighted criteria.

           Base Salaries. Base compensation for executive officers is determined by recommendations of the President and approval by the Compensation Committee.

           Incentive Compensation. Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. There was no incentive compensation in fiscal 2002.

           Stock Options. In fiscal 2002, the Stock Option Committee granted stock options to certain key employees to provide incentives to encourage future efforts.

           Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. None of our executive officer's cash compensation was in excess of $1,000,000 in fiscal 2002 and, at this time, it is not anticipated that any executive officer will receive any such cash compensation in excess of this limit during the current fiscal year. Therefore, during fiscal 2002 the Committee did not take any action to comply with such limit.

           Conclusion. The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the stockholders' long-term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

Respectfully submitted, For the Compensation Committee: Ray W. Cheesman James C. Ingram John L. Oram For the Stock Option and Stock Incentive Committees: Ray W. Cheesman John L. Oram

Compensation Committee Interlocks and Insider Participation

           No member of the Board's Compensation Committee (other than James C. Ingram, our President and Chief Operating Officer), Stock Option or Stock Incentive Committees is employed by us. No member of the Board served during the last completed fiscal year as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").

Compensation Tables

           This section of the Proxy Statement discloses fiscal 2002 plan and non-plan compensation awarded or paid to, or earned by, (i) our Chief Executive Officer (CEO), and (ii) our five most highly compensated executive officers other than the CEO who were serving as executive officers at June 29, 2002, to the extent that salary and bonuses exceeded $100,000 (together, these six persons are sometimes referred to as the Named Executives).

Summary Compensation Table

           The following table contains compensation data for the Named Executives for the most recent three fiscal years:

                        Annual Compensation                                Long-Term Compensation
----------------------------------------------------------------    ------------------------------------------
                                                                     Awards                       Payouts
                                                                    ------------------------ -------------
                                                        Other                                           All
                                                        Annual      Restricted  Securities             Other
                                                        Compen      Stock       Underlying   LTIP      Compen
    Name and                       Salary     Bonus     sation      Awards      Options      Payouts   sation
   Principal Position    Year        $          $         $           $           #            $         $
   ------------------    -----     -----      ------   --------     ------      -----        ------    ------

John Oram                2002       ---        ---      ---          ---         ---          ---       ---
  Chairman, CEO          2001       ---        ---      ---          ---         ---          ---       ---
                         2000       ---        ---      ---          ---         ---          ---       ---

James Ingram             2002     $244,231     ---    $31,535 1      ---        125,000       ---       ---
  President, COO         2001      141,541     ---      ---          ---         75,000       ---       ---
                         2000        ---       ---      ---          ---         ---          ---       ---

Anthony Cantaffa         2002     $174,615     ---      ---          ---         50,000       ---       ---
  Executive Vice         2001      170,000     ---      ---        75,000        ---          ---       ---
  President              2000      148,462     ---      ---          ---         50,000       ---       ---

Ward Barney              2002     $180,000     ---     $6,520 2      ---         50,000       ---       ---
  Vice President,        2001      180,000     ---      6,000 2      ---        100,000       ---       ---
  Operations             2000      180,000     ---      6,000 2      ---         ---          ---       ---

Brian Barbee             2002     $130,423     ---      ---          ---         50,000       ---       ---
  Vice President,        2001      128,615    $7,500    ---          ---         25,000       ---       ---
  Scientific Affairs     2000      113,538     ---      ---          ---         18,000       ---       ---

Walter Kreil             2002     $150,230     ---      ---          ---        100,000       ---       ---
  Vice President,        2001        ----      ---      ---          ---         ---          ---       ---
  Chief Financial        2000        ----      ---      ---          ---         ---          ---       ---
  Officer

_____________

1      Mr. Ingram's car allowance of $6,535 and moving allowance of $25,000

2      Mr. Barney's car allowance

Option Grants in Fiscal 2002

           The following table contains information concerning the grant of stock options to the Named Executives during fiscal 2002 (we have no outstanding stock appreciation rights -"SARs"- and granted no SARs during fiscal 2002):

                          Individual Grants
                   -------------------------------------------
                     Number of      Percent of
                    Securities     Total Options                               Potential Realizable Value at
                    Underlying      Granted to       Exercise                  Assumed Annual Rates of Stock
                      Options      Employees in       Price       Expiration   Price Appreciation for Option
         Name         Granted       Fiscal Year     ($/Share)2      Date                 Term1
         ----         -------       -----------     ----------      ----                  -----
                                                                               5%($)       10%($)
                                                                               -----       ------

John Oram              ---            ---              ---           ---         ---         ---

James Ingram         125,000           13%              $.15         11/05/06   $5,180      $11,447

Ward Barney           50,000           18%              $.15         11/05/06   $2,072      $ 4,578

Anthony Cantaffa      50,000           13%              $.15         11/05/06   $2,072      $ 4,578

Brian Barbee          50,000            4%              $.15         11/05/06   $2,072      $ 4,578

Walter Kreil          50,000            4%              $.15         11/05/06   $2,072      $ 4,578
                      50,000            4%              $.15         08/23/06   $2,072      $ 4,578

_______________

[1]	Executives may not sell or assign any option grants, which have value only to the extent of stock price appreciation, which will benefit all stockholders commensurately. The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. We did not use an alternate formula for a grant date valuation as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

[2]	The exercise price is equal to or higher than the fair market value of our common stock on the date of the grant.

Aggregated Option Exercises and Fiscal Year-End Option Values in Fiscal 2002

           No options were exercised by any of our executive officers during fiscal 2002. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end:

                                                     Number of                Value of Unexercised
                                                     Unexercised Securities        In-the-Money
                           Shares        Realized    Underlying Options              Options
                           Acquired on   Value       at 6/29/02                      at 6/29/02
Name                       Exercise(#)    ($)        Exercisable  Unexercisabe   Exercisable   Unexercisabe
                          -----------   ---------    -----------  ------------   -----------   -------------

John Oram                     ---           ---          ---         ---            ---             ---
James Ingram                  ---           ---        200,000       ---            ---             ---
Ward Barney                   ---           ---        200,000       ---            ---             ---
Anthony Cantaffa              ---           ---        189,000       ---            ---             ---
Brian Barbee                  ---           ---        114,000       ---            ---             ---
Walter Kreil                  ---           ---        100,000       ---            ---             ---

________________

[1]	Market value of underlying securities at year end, as applicable, minus the exercise price. The high bid and low asked prices on the OTC Bulletin Board on June 29, 2002 were $ .11 and $ .13 respectively. All options are excluded since they are out of the money.

Change of Control Arrangements

           Options granted under our 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then-outstanding securities; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of our stock that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value of total voting power of our stock, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the common stock; or (iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from us that have a total fair market value equal to or more than one-third of the total fair market value of all of our assets immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and (ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and our policies is not transferred from a person to another person; and for purposes of clause (iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which we have (directly or indirectly) 50% ownership, or (C) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION*

           Set forth below is a chart and line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on our common stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index for the period of five fiscal years ending on June 30, 2002. The graph and chart assumes that the value of the investment in our common stock and for each index was $100 on June 30, 1997 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the graph and chart are as of June 30th in each year indicated.

____________________

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

--------------------------------- -------------------------------------------------------------------------
                                                        Cumulative Total Return ($)
================================= ------------- ----------- ----------- ----------- ----------- -----------
Registrant/Index                      6/97         6/98        6/99        6/00        6/01        6/02
================================= ============= =========== =========== =========== =========== ===========
Pharmaceutical Formulations         $100.00       120.00       38.80       39.20       24.00       17.60
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------
Nasdaq Stock Market (US)            $100.00       131.62      189.31      279.93      151.75      103.40
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------
Nasdaq Pharmaceuticals              $100.00       102.19      143.36      329.21      277.12      162.76
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------

           Notwithstanding the fact that the companies in the Nasdaq Pharmaceutical Index are primarily major pharmaceutical companies involved primarily in the prescription ethical pharmaceutical business, it is felt that such Nasdaq index provides the most appropriate comparison for us of the available indexes and that there is no appropriate peer group to which we could be adequately compared. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

           The following table shows information, as of November 6, 2002, with respect to the beneficial ownership of common stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to us to own beneficially more than 5% of our outstanding common stock, and (iv) all executive officers and directors as a group (the addresses of all the persons named below is c/o Pharmaceutical Formulations, Inc. 460 Plainfield Avenue, Edison, NJ 08818 except for ICC Industries Inc., Dr. John J. Farber, and John Oram, whose addresses are 460 Park Avenue, New York, NY 10022).

Name and Address of               Amount and Nature of       Percentage
Beneficial Owner                  Beneficial Ownership 1       of Class
----------------------            --------------------       ----------

ICC Industries Inc.                         74,488,835            87.4%
Dr. John Farber                             74,488,835            87.4%
John L. Oram                                   161,536             *
James Ingram                                  250,0002             *
Ward Barney                                   225,0002             *
Ray W. Cheesman                               300,0002             *
Anthony Cantaffa                              259,4552             *
Brian Barbee                                  119,0002             *
Walter Kreil                                  100,0002             *
Balram Advani                                  15,0002             *
Gustav Jacoff                                  15,0002             *
Officers and Directors as
  a Group (9 persons)                       1,444,9912             1.7%

___________________

*	Less than 1%.

[1]	Unless it is stated otherwise in any of the following notes, each holder owns the reported shares directly and has sole voting and investment power with respect to such shares. The number of shares beneficially owned by a person also includes all shares which can be acquired by such person within 60 days, including by way of exercise of outstanding options or the conversion of convertible securities which are, or during such 60-day period, become exercisable or convertible
[2]	Includes shares of common stock subject to stock options exercisable as of November 6, 2002 or within 60 days thereof as follows: Mr. Barbee 114,000; Mr. Barney 200,000, Mr. Cantaffa: 189,000; Mr. Cheesman: 75,000; Mr. Ingram 200,000, Mr. Kreil 100,000, Mr. Advani 10,000, Mr. Jacoff 10,000 and all officers and directors as a group: 998,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which our securities may be traded. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

           Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all such filing requirements for the year ended June 29, 2002 were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships with ICC Industries Inc.

           ICC Industries Inc. is our largest stockholder, currently holding 74,488,835 shares (87.4%) of the outstanding stock. Since we first entered into an option agreement with ICC in 1991, we have engaged in many transactions with ICC.

           Option Agreement - In September 1991, we entered into an agreement with ICC Industries Inc. pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of our common stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994.

           Sale of Preferred Stock - In April 1996, we filed a Certificate of Designations, Preferences and Rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share. In fiscal 1996, we sold 2,500,000 shares of Series A Cumulative preferred stock to ICC.

           On June 25, 2001, ICC gave notice to the Company of its intent to convert its preferred stock and unpaid dividends to common stock. The preferred stock was convertible into common stock at the option of ICC on three months notice to us. Each share of preferred stock was convertible to such number of shares of common stock as equals the then-current liquidation preference for such shares of preferred stock divided by the lower of the current market price for the common stock (as defined) at the conversion date (as defined) or $2.00 per share (subject to certain antidilution adjustments). (The current market price was defined as the average of the daily market prices (as defined) for the common stock for 30 consecutive trading days commencing 45 days prior to the conversion date, which is the third monthly anniversary date of the date of notice of conversion.).

           At the time of ICC's statement of intent to convert, the applicable current market price (as defined in the certificate of designations for the preferred stock) was $0.075. At such price, the 2,500,000 shares of preferred stock and related unpaid dividends would have converted into 47,333,333 shares of common stock. Such conversion price was lower than the par value of our stock ($0.08), and therefore could not be used. At that time there also was not enough authorized but unissued shares to effect such a conversion.

           On September 18, 2001, we asked for and ICC agreed to a 60-day delay in order for us to discuss the conversion price and timing of the issuance. We agreed with ICC on October 25, 2001 that it would convert its preferred stock and unpaid dividends at a conversion price of $0.34 per share of common stock. This meant that 10,441,176 shares would be issued to ICC on such conversion, instead of the 47,333,333 shares that would have been issued at a $.075 conversion price. We agreed that the conversion would occur immediately following the filing of the appropriate certificate of amendment to our certificate of incorporation increasing our authorized number of shares of common stock, if such increase was approved at the 2001 annual stockholders meeting.

           At that time we also agreed to allow ICC to convert $15,000,000 of debt owed to ICC by us at the same price on the same date, which resulted in the issuance of an additional 44,117,647 shares to ICC.

           We also agreed with ICC at that time that we may offer the minority shareholders the right to subscribe for a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted. Please see further discussion below.

           The amendment to increase our authorized number of shares of common stock to 200,000,000 was approved at the stockholders meeting held on November 28, 2001 and the certificate of amendment was filed with the Delaware Secretary of State on December 13, 2001.

           By an additional agreement, dated December 21, 2001, we agreed with ICC that the debt conversion would occur on that date and the conversion of the preferred stock would occur on January 2, 2002. On January 2, 2002, ICC converted 2,500,000 shares which it owned of our preferred stock and $1,150,000 of related unpaid dividends into an additional 10,735,294 shares of our common stock..

           Tax Sharing Agreement - Effective December 21 2001, as a result of ICC's ownership reaching 87%, PFI and ICC will file a consolidated Federal income tax return, so long as ICC continues to own more than 80% of our common stock. As a result, we have entered into a tax sharing agreement whereby PFI will be credited for the cash savings generated by ICC's utilization of PFI's current tax losses or utilization of tax loss carryforwards. Such compensation shall be as an offset against amounts due to ICC from PFI.

           Purchase of Raw Materials -- We purchased $1,438,000 of raw materials from ICC in fiscal 2002, $2,163,000 in fiscal 2001 and $3,145,000 in fiscal 2000. We may in the future utilize ICC's buying power to obtain more favorable price treatment.

           Shareholder Loans - Conversion to Equity - On September 18, 2002 the Company modified its term loan and security agreement with ICC, retroactive to June 29, 2002. The loan principal under this agreement is $18,322,000. Principal payments are to begin in October 2002 at $60,000 per month and in increasing amounts thereafter with a final payment of $14,992,000 in July 2004. Interest is payable monthly at 1% above the prime rate (4.75% at June 29, 2002). The loan is secured by a secondary security interest in all the assets of PFI. As we described above, on December 21, 2001, ICC converted $15,000,000 of the loan amounts owed to it, including accrued interest, into a total of 44,117,647 shares of our common stock.

           In addition, on June 10, 2002, PFI repaid $400,000 of bonds due the New Jersey Economic Development Authority, also with funds provided by ICC. Since June 29, 2002, ICC has made additional loans and advances to us, on the same terms as above, to ease periods of restricted cash flow. As of August 23, 2002, we owed ICC $25,005,000, including loans and accounts payable.

Rights Offering

           In May 2002, we began a rights offering to all shareholders other than ICC. The offering was made to PFI's stockholders of record as of the close of business on May 7, 2002. The offering was also made to employees who held options on the Company's common stock. We are undertaking this rights offering for two reasons: firstly, to enable our stockholders, other than ICC, to be able to purchase additional shares of our common stock at the same price as was used to effectuate conversions of debt and preferred stock by ICC in December 2001 and January 2002; and secondly, to raise additional capital. Each person who was a holder of PFI common stock at the close of business on May 7, 2002, other than ICC, received 2.8 subscription rights for each share of common stock they held. Each employee of PFI who was a holder of an option to purchase common stock received 2.8 rights for each share of common stock covered by the option agreement. The ratio of 2.8 rights for each share of common stock will enable non-ICC stockholders to restore their percentage interests in the Company substantially to the level that existed prior to the ICC conversions. This was the objective used in the determination of the number of rights per share. Rights holders are entitled to purchase one share of common stock for each right held at a price of $.34 per share. An aggregate of 34,467,741 shares of common stock will be sold if all rights are exercised. The rights are transferable, and shareholders who exercise their rights will be able to subscribe for additional shares not taken up by other rights holders. ICC has waived any rights it may have to participate in this rights offering by virtue of its holding of common stock or any other rights. The offering is currently scheduled to expire on December 20, 2002. As of November 5, 2002, no rights had been exercised.

Convertible Subordinated Debentures

           In May 2002, we made an offer to holders of our 8% and 8.25% convertible subordinated debentures to extend the payment terms on those bonds, which were due to mature on June 15, 2002. The outstanding balances at that time were $5,061,000 on the 8% debentures and $528,000 on the 8.25% debentures. The offer extended the payment date to June 15, 2003 at the current interest rate of 8% or 8.25%, depending on which bonds are held. In exchange for the bond holders' signed agreement to extend the maturity date on the bonds, they received a one-time up-front fee of $50 per $1,000 of bond principal held by them, paid directly to them after the Company received their agreement to extend the maturity. Also, the privilege to convert the bonds into common stock of PFI was adjusted from $48.00 per share on the 8% Debentures to $.34 and from $0.39 per share on the 8.25% Debentures to $.34 for those who accepted the offer. An aggregate of $2,081,000 in principal amount of the debentures were extended in accordance with the offer. The outstanding remaining balances are $1,750,000 on the 8% debentures and $331,000 on the 8.25% debentures. The remaining principal balance of $3,526,000, due to debentureholders who did not accept the extension offer, was repaid in cash from loans made to PFI by ICC.

Legal Services

           The law firm of Stroock & Stroock & Lavan LLP has performed legal services for the Company and, in matters unrelated to us, for ICC.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

           The firm of BDO Seidman, LLP audited our financial statements for each of the fiscal years ended June 29, 1990 through June 29, 2002 and the Board of Directors has selected such firm to audit the financial statements of the Company for the year ending December 28, 2002. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED, that the appointment by the Board of Directors of BDO Seidman, LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 28, 2002 is hereby ratified and approved.

           It is anticipated that a member of BDO Seidman, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

Fees Billed to the Company by BDO Seidman for Services During Fiscal 2002

           Audit Fees: Fees billed to the Company by BDO Seidman, LLP for auditing the Company's annual financial statements for the Company's 2002 fiscal year and reviewing those financial statements included in the Company's quarterly reports on Form 10-Q for such year totaled $160,000.

           Financial Information Systems Design and Implementation Fees: The Company did not engage BDO Seidman to provide advice regarding financial information systems design and implementation during the fiscal year ended June 29, 2002.

           All Other Fees: Fees billed to the Company by BDO Seidman for all other non-audit services rendered to the Company, including tax related services, for the Company's 2002 fiscal year totaled $17,940.

           The Audit Committee of the Board of Directors has reviewed the services provided to the Company by BDO Seidman and believes that the non-audit/review services that it has provided are compatible with maintaining the auditor's independence.

           Shareholder ratification of the selection of BDO Seidman as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of BDO Seidman to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

           The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN OUR BEST INTERESTS AND THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

Report Of The Audit Committee *

_________________________

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed “soliciting material” or filed under such Acts.

           Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's policies and legal requirements. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon; they are also required to review the Company's quarterly financial statements. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

           As required by standards for independence of the Company's external auditors adopted by the SEC in 2000, the Committee has reviewed and discussed the audited financial statements of the Company for the year ended June 29, 2002 with representatives of management, who represented that the Company's consolidated financial statements for fiscal 2002 were prepared in accordance with generally accepted accounting principals. It has also discussed with BDO Seidman, LLP, the Company's independent auditors, those matters required to be reviewed pursuant to Statement of Accounting Standards No. 61 ("Communication with Audit Committees"). The Committee has also received from BDO Seidman, LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has had a discussion with them regarding the auditor's independence.

           Based on the review of the representations of management, the discussions with management and the independent accountants and the review of the report of the independent accountants to the Committee, the Audit Committee recommended to the Board of Directors that the financial statements of the Company for the year ended June 29, 2002 as audited by BDO Seidman, LLP be included in the Company's Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE Ray W. Cheesman Steve Jacoff

STOCKHOLDERS' PROPOSALS

           It is anticipated that our 2003 Annual Meeting of Stockholders will be held in November 2003. Stockholders who seek to present proposals at our Annual Meeting of Stockholders must submit their proposals to our Secretary on or before July 15, 2003.

CHANGE IN FISCAL YEAR

           Effective in December 2002, PFI will change its fiscal year-end from the 52 or 53-week period which ends on the Saturday closest to June 30 to the 52 or 53-week period which ends on the Saturday closest to December 31.

GENERAL

           We do not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

           Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2and FOR the election of all directors nominated.

           The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

           It is important that proxies be returned promptly. We urge you to fill in, sign and return the accompanying form of proxy in the prepaid envelope provided, no matter how large or small your holdings may be.

           We undertake to provide without charge to each person who has been sent a copy of this proxy statement, a copy of our annual report on Form 10-K for the year ended June 29, 2002. Such a written request is to be directed to Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, P.O. Box 1904, Edison, New Jersey 08818.

By Order of the Board of Directors, Dolores Scotto, Secretary

Edison, New Jersey
November 12, 2002

PHARMACEUTICAL FORMULATIONS, INC.
Proxy for Annual Meeting of Stockholders, December 4, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoint Walter N. Kreil and Dolores Scotto, as Proxies, each with full power to appoint his or her substitute, and hereby authorize them to appear and vote, as designated below, all shares of Common Stock of Pharmaceutical Formulations, Inc. held of record by the undersigned on October 30, 2002 at the Annual Meeting of Stockholders to be held on December 4, 2002 and any adjournments thereof.

The undersigned hereby directs this Proxy to be voted:

1.	Election of directors;

|__|	FOR the election of directors of all nominees (listed below (except as marked to the contrary below)	or	|__|	WITHHOLD AUTHORITY to vote for all nominees listed below

BALRAM ADVANI	RAY W. CHEESMAN	JAMES C. INGRAM	STEVE JACOFF	JOHN L. ORAM

(INSTRUCTION: To withhold authority to vote for any of the above-listed nominees, strike a line through that nominee's name)

2.	Proposal to approve the appointment of BDO Seidman, LLP as independent auditors for the Company for the year ending December 28, 2002.

|__| FOR	|__| AGAINST	|__| ABSTAIN

3.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER’S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

Date:

           Signature of stockholder

          Signature if held jointly

NOTE: Please mark, date and sign and return this
proxy promptly using the enclosed envelope. When
shares are held by joint tenants, both should sign. If
signing as attorney, executor, administrator, trustee or
guardian, please give full title. If a corporation or
partnership, please sign in corporate or partnership name by an authorized person.